CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 45 to the Registration Statement on Form N-6 (No. 033-54662) (the “Registration Statement”) of our report dated February 23, 2022 relating to the statutory financial statements of The Penn Mutual Life Insurance Company and consent to the use in the Registration Statement of our report dated April 8, 2022 relating to the financial statements of each of the subaccounts of Penn Mutual Variable Life Account I indicated in our report. We also consent to the references to us under the headings “Experts” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 20, 202